FOR IMMEDIATE RELEASE

LL FLOORING REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

RICHMOND, Va., November 2, 2020 – Lumber Liquidators (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the third quarter ended September 30, 2020.

“We are very pleased with our strong third quarter results, underscored by our continued execution against our transformation plan and industry strength as we saw customers display a healthy appetite for home improvement projects,” said President and Chief Executive Officer Charles Tyson. “Our team has executed well against our four strategic pillars: people and culture, improving customer experience, driving traffic and transactions, and improving profitability, which drove a robust comp of 10.9%, a $16 million increase in Net Income, and a $25 million increase in Adjusted Operating Income compared to the prior year. We would like to thank our associates for their agility and dedication throughout the quarter to deliver these impressive results.”

“Our sales trends strengthened as we saw sequential improvement in our Pro and Install customers from the second to the third quarter, driven by increased willingness from customers to allow contractors into their homes for home improvement and installation projects. Our focus on liquidity over the past several months has allowed us to build a strong liquidity position to navigate the current COVID-19 environment. We are purposefully executing our transformation plan and believe all of our actions are repositioning the Company for long-term success. There remains a good deal of uncertainty in this operating environment, but we are confident in our strategy.”

Third Quarter Results

Net sales in the third quarter of 2020 increased $32 million, or 12.1%, to $296 million from the third quarter of 2019. Comparable store sales for the third quarter of 2020 increased 10.9% primarily as a result of continued execution against the Company’s transformation and healthy consumer demand for home improvement projects. The third quarter of 2019 was unfavorably affected by a network security incident in late August, which the Company believes negatively impacted total revenue by approximately $6 million to $8 million with an accompanying reduction in gross profit. The Company opened one net new store in the third quarter of 2020 bringing total store count to 423 as of September 30, 2020.

Gross profit increased 22% in the third quarter of 2020 to $117 million from $96 million in the comparable period in 2019. Gross Margin increased 320 basis points to 39.4% in the third quarter of 2020 from 36.2% in the third quarter of 2019 due to lower year-over-year Section 301 tariffs (discussed in the “Section 301 Tariffs” section that follows), supply chain efficiency, along with pricing initiatives and a larger mix of higher-margin manufactured products. These items were partially offset by higher customer delivery costs associated with promotions.

SG&A expense decreased 0.1% to $93 million, or 31.6% of sales, down 380 basis points in the third quarter of 2020 from the comparable period in 2019. SG&A in both quarters included certain costs related to investigations and lawsuits. Additionally, the third quarter included costs related to Canadian and US store closures in 2020. Excluding these items as shown in the table that follows, Adjusted SG&A (a non-GAAP measure) decreased 4.9% to $89 million, or 29.9% of sales, down 530 basis points compared to the same period in the prior year. The reduction in Adjusted SG&A was primarily driven by the optimization of our marketing efforts, as we pivoted towards more efficient channels like digital, and $2.5 million from the final settlement of the business interruption insurance claim related to the August 2019 network security incident; partially offset by an increase in credit card fees due to the year-over-year increase in revenue.

Operating income was $23 million for the third quarter of 2020 compared to $2.2 million for the third quarter of 2019. Adjusted Operating Income (a non-GAAP measure) was $29 million for the third quarter of 2020, a year-over-year increase of more than $25 million compared to Adjusted Operating Income of $3.4 million for the third quarter of 2019. The year-over-year increase was primarily driven by strong sales growth, enhanced gross margin, and strong expense management.

For the three months ended September 30, 2020, the Company recognized income tax expense of $7 million, which represented an effective tax rate of 31.0%. For the three months ended September 30, 2019, the Company recognized income tax expense of $0.2 million, which represented an effective tax rate of 17.7%. The variability of the Company’s third-quarter tax rate reflects the timing of deductions as the Company calculated a discrete provision in 2020 because of COVID-19 uncertainty as compared to using an effective tax rate in 2019.

Net income for the third quarter of 2020 increased $14.5 million to $15.5 million compared to $1 million for the third quarter of 2019, while Adjusted Earnings (a non-GAAP measure) for the third quarter of 2020 was $20 million, a year-over-year increase of $18 million compared to Adjusted Earnings of $1.9 million for the third quarter of 2019.

Earnings per diluted share was $0.53 for the third quarter 2020 versus $0.04 in the year ago quarter. On an adjusted basis, third quarter earnings per diluted share increased $0.60 to $0.67 compared to an Adjusted Earnings per Diluted Share (a non-GAAP measure) of $0.07 for the third quarter of 2019.

Net cash provided by operating activities was $181 million for the year to date, inclusive of $75 million in the third quarter, an increase of $198 million over the equivalent period of the prior year.  The increase in the year to date was primarily due to operating performance along with disciplined working capital management. The working capital benefit included a reduction in inventory due to strong sales, higher accounts payable, further growth in customer deposits, and collection of tariff receivables. The Company has a significant amount of inventory in transit as of September 30, 2020 and expects inventory to build in the fourth quarter to more historic levels. The accounts payable balance was higher at the end of the quarter due to the increased in-transit inventory and extended payment terms with vendors and other service providers.

Liquidity Update

As of September 30, 2020, the Company had liquidity of approximately $230 million, consisting of excess availability under its Credit Agreement of $31 million, and cash and cash equivalents of $199 million. This represents an increase in liquidity of $44 million from June 30, 2020. In addition, the Company’s debt balance as of September 30, 2020 was $101 million, unchanged since amending the Credit Agreement on April 17, 2020.

Canadian and US Store Closure Costs

During the third quarter of 2020, the Company conducted a comprehensive review of its real estate portfolio. Following the conclusion of this review, the Company made the decision to close its Canadian operations, including all eight stores in Canada, and six underperforming US locations by the end of 2020. The Company will continue to monitor store performance on an ongoing basis. The Company expects to incur expense of between $4 and $5 million to close these stores in the second half of 2020, $2.6 million of which was recorded in the third quarter of 2020. The Company expects all fourteen stores to be closed by year end although certain transfers of inventory and clean-up activities will not be fully completed until early in 2021.

Section 301 Tariffs

Beginning in September 2018, goods coming from China were subject to a 10% tariff under Section 301, which was increased to 25% in June 2019. On November 7, 2019, the U.S. Trade Representative (“USTR”) granted a retroactive exclusion on certain Click Vinyl and engineered products imported from China. Subsequently, on August 6, 2020, the USTR announced its intention not to extend the exclusion pertaining to those certain flooring products imported from China, and the exclusion expired as of August 7, 2020, which again subjects those products to the 25% Section 301 tariffs. At that time, approximately 43% of the Company’s merchandise receipts originated from China. Approximately 10% of the Company’s merchandise receipts remained subject to the Section 301 tariffs even during the exclusion period; the remaining 33% are once again subject to the Section 301 tariffs. As the Company continues to execute its alternative sourcing strategy, its goal is to reduce the percentage of goods that we purchase from China to the mid-thirties by the end of 2020 and to continue those efforts in the coming year.

The Company had a benefit of $11 million of operating income in the fourth quarter of 2019 as a result of the retroactive exclusion of these tariffs, which will not be repeated in 2020.

Following the tariffs being reinstated in August 2020, cash flow was reduced as the Company began to pay the tariffs on the product affected by the Section 301 tariff reinstatement. As this product is sold beginning in the fourth quarter, the increased cost of the tariffs will flow through the income statement.

In addition to alternative country sourcing, the Company has other approaches to mitigate the impact of the tariffs, including partnering with current vendors to lower costs and adjusting its pricing. The Company continues to monitor market pricing and promotional strategies to inform and guide its decisions.

2020 Outlook

As previously announced on April 20, 2020, the Company withdrew its annual financial guidance that was initially provided on February 25, 2020. The uncertainty surrounding the duration and extent of the impact of COVID-19 makes it uniquely challenging to accurately forecast future financial performance, and as such, the Company is not providing financial guidance.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on November 2, 2020, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through November 9, 2020 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13711148. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.LLFlooring.com.

About LL Flooring

LL Flooring is one of North America’s leading specialty retailers of hard-surface flooring with 423 stores as of September 30, 2020. The Company seeks to offer the best customer experience online and in stores, with more than 400 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. With over 25 years of experience, stores are staffed with flooring experts who provide advice, pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

Learn More about LL Flooring

●	Our commitment to quality, compliance, the communities we serve and corporate giving: https://www.LLFlooring.com/quality
●	Follow us on social media: Facebook, Instagram and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2019, “Risk Factors” in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at www.investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of net sales; (v) Adjusted Operating Income; (vi) Adjusted Operating Margin; (vii) Adjusted Earnings; and (viii) Adjusted Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring or non-cash nature.

For further information contact:

LL Flooring Investor Relations

ir@lumberliquidators.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring

Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2020	2019
Assets
Current Assets:
Cash and Cash Equivalents	$199,347	$8,993
Merchandise Inventories	237,440	286,369
Prepaid Expenses	7,940	8,288
Deposit for Legal Settlement	21,500	21,500
Tariff Recovery Receivable	7,516	27,025
Other Current Assets	6,950	6,938
Total Current Assets	480,693	359,113
Property and Equipment, net	94,202	98,733
Operating Lease Right-of-Use	114,552	121,796
Goodwill	9,693	9,693
Other Assets	7,887	6,674
Total Assets	$707,027	$596,009

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$90,194	$59,827
Customer Deposits and Store Credits	63,736	41,571
Accrued Compensation	14,272	11,742
Sales and Income Tax Liabilities	5,997	7,225
Accrual for Legal Matters and Settlements Current	64,751	67,471
Operating Lease Liabilities - Current	35,341	31,333
Other Current Liabilities	24,305	18,937
Total Current Liabilities	298,596	238,106
Other Long-Term Liabilities	17,426	13,757
Operating Lease Liabilities - Long-Term	95,046	100,470
Deferred Tax Liability	973	426
Credit Agreement	101,000	82,000
Total Liabilities	513,041	434,759

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,184 and 29,959 shares issued and 28,871 and 28,714 shares outstanding, respectively)	30	30
Treasury Stock, at cost (1,313 and 1,245 shares, respectively)	(142,827)	(142,314)
Additional Capital	220,969	218,616
Retained Earnings	116,875	86,498
Accumulated Other Comprehensive Loss	(1,061)	(1,580)
Total Stockholders’ Equity	193,986	161,250
Total Liabilities and Stockholders’ Equity	$707,027	$596,009

LL Flooring

Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net Sales
Net Merchandise Sales	$261,009	$229,241	$709,845	$717,799
Net Services Sales	34,824	34,719	83,646	100,949
Total Net Sales	295,833	263,960	793,491	818,748
Cost of Sales
Cost of Merchandise Sold	152,530	142,404	419,230	451,631
Cost of Services Sold	26,777	25,882	64,472	75,345
Total Cost of Sales	179,307	168,286	483,702	526,976
Gross Profit	116,526	95,674	309,789	291,772
Selling, General and Administrative Expenses	93,374	93,495	271,869	294,392
Operating Income (Loss)	23,152	2,179	37,920	(2,620)
Other Expense	685	909	2,709	3,265
Income (Loss) Before Income Taxes	22,467	1,270	35,211	(5,885)
Income Tax Expense	6,964	225	4,834	850
Net Income (Loss)	$15,503	$1,045	$30,377	$(6,735)
Net Income (Loss) per Common Share—Basic	$0.54	$0.04	$1.05	$(0.23)
Net Income (Loss) per Common Share—Diluted	$0.53	$0.04	$1.04	$(0.23)
Weighted Average Common Shares Outstanding:
Basic	28,859	28,706	28,801	28,681
Diluted	29,334	28,786	29,075	28,681

LL Flooring

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2020	2019

Cash Flows from Operating Activities:
Net Income (Loss)	$30,377	$(6,735)
Adjustments to Reconcile Net Income (Loss):
Depreciation and Amortization	13,327	12,903
Deferred Income Taxes Provision	547	106
Stock-Based Compensation Expense	2,112	3,621
Provision for Inventory Obsolescence Reserves	2,564	724
Impairment of Operating Lease Right-Of-Use Asset	935	—
Gain on Disposal of Fixed Assets	(401)	(284)
Changes in Operating Assets and Liabilities:
Merchandise Inventories	46,057	9,546
Accounts Payable	31,308	(14,186)
Customer Deposits and Store Credits	22,165	4,810
Tariff Recovery Receivable	19,509	—
Prepaid Expenses and Other Current Assets	821	(3,665)
Accrual for Legal Matters and Settlements	2,183	4,575
Payments for Legal Matters and Settlements	(4,903)	(33,725)
Deferred Rent Payments	4,709	—
Other Assets and Liabilities	9,452	5,235
Net Cash Provided by (Used in) Operating Activities	180,762	(17,075)

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(9,822)	(13,523)
Other Investing Activities	949	419
Net Cash Used in Investing Activities	(8,873)	(13,104)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	45,000	85,500
Payments on Credit Agreement	(26,000)	(61,000)
Other Financing Activities	(506)	(1,104)
Net Cash Provided by Financing Activities	18,494	23,396
Effect of Exchange Rates on Cash and Cash Equivalents	(29)	823
Net Increase in Cash and Cash Equivalents	190,354	(5,960)
Cash and Cash Equivalents, Beginning of Period	8,993	11,565
Cash and Cash Equivalents, End of Period	$199,347	$5,605
Supplemental disclosure of non-cash operating and financing activities:
Tenant Improvement Allowance for Leases	$(676)	$(310)

LL Flooring

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year period include:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2020		2019		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
Gross Profit, as reported (GAAP)	$116,526	39.4%	$95,674	36.2%	$309,789	39.0%	$291,772	35.6%

Antidumping Adjustments [1]	—	—%	780	0.3%	—	—%	780	0.1%
HTS Classification Adjustments [2]	—	—%	—	—%	—	—%	(779)	(0.1)%
Store Closure Costs [3]	761	0.3%	—	—%	761	0.1%	—	—%
Sub-Total Items above	761	0.3%	780	0.3%	761	0.1%	1	0.0%

Adjusted Gross Profit (non-GAAP measures)	$117,287	39.7%	$96,454	36.5%	$310,550	39.1%	$291,773	35.6%

1	Represents countervailing and antidumping expense associated with applicable prior-year shipments of engineered hardwood from China.
2	Represents classification adjustments related to the HTS duty categorization in prior periods during the three and nine months ended September 30, 2019.
3	Represents the inventory write-offs related to the Canadian and US store closures described more fully in Note 8 to the condensed consolidated financial statements filed in the September 30, 2020 10-Q.

Items impacting SG&A with comparisons to the prior-year period include:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2020		2019		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
SG&A, as reported (GAAP)	$93,374	31.6%	$93,495	35.4%	$271,869	34.3%	$294,392	36.0%

Accrual for Legal Matters and Settlements [4]	2,000	0.7%	—	—%	1,500	0.2%	4,575	0.6%
Legal and Professional Fees [5]	999	0.3%	408	0.2%	2,787	0.4%	3,403	0.4%
Store Closure Costs [6]	1,803	0.6%	—	—%	1,803	0.2%	—	—%
Sub-Total Items above	4,802	1.6%	408	0.2%	6,090	0.8%	7,978	1.0%

Adjusted SG&A (a non-GAAP measure)	$88,572	29.9%	$93,087	35.2%	$265,779	33.5%	$286,414	35.0%

4	This amount represents expense of $2 million related to the Gold matter in the third quarter of 2020 partially offset by a $0.5 million insurance recovery in the second quarter of 2020 of legal fees related to certain significant legal action. 2019 reflects a $4.75 million expense for the Kramer employment case and certain Related Laminate Matters. These matters are described more fully in Note 7 to the condensed consolidated financial statements filed in the September 30, 2020 10-Q.
5	Represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.
6	Represents store lease impairments, write down on fixed assets and employee termination benefits related to the Canadian and US store closures described more fully in Note 8 to the condensed consolidated financial statements filed in the September 30, 2020 10-Q.

Items impacting operating income (loss) and operating margin with comparisons to the prior-year period include:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2020		2019		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
Operating Income (Loss), as reported (GAAP)	$23,152	7.8%	$2,179	0.8%	$37,920	4.8%	$(2,620)	(0.3)%

Gross Margin Items:
Antidumping Adjustments [1]	—	—%	780	0.3%	—	—%	780	0.1%
HTS Classification Adjustments [2]	—	—%	—	—%	—	—%	(779)	(0.1)%
Store Closure Costs [3]	761	0.3%	—	—%	761	0.1%	—	—%
Gross Margin Subtotal	761	0.3%	780	0.3%	761	0.1%	1	0.0%

SG&A Items:
Accrual for Legal Matters and Settlements [4]	2,000	0.7%	—	—%	1,500	0.2%	4,575	0.6%
Legal and Professional Fees [5]	999	0.3%	408	0.2%	2,787	0.4%	3,403	0.4%
Store Closure Costs [6]	1,803	0.6%	—	—%	1,803	0.2%	—	—%
SG&A Subtotal	4,802	1.6%	408	0.2%	6,090	0.8%	7,978	1.3%

Adjusted Operating Income (a non-GAAP measure)	$28,715	9.7%	$3,367	1.3%	$44,771	5.6%	$5,359	1.0%

1,2,3,4,5,6    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(dollars in thousands, except per share amounts)		(dollars in thousands, except per share amounts)
Net Income (Loss), as reported (GAAP)	$15,503	$1,045	$30,377	$(6,735)
Net Income (Loss) per Diluted Share (GAAP)	$0.53	$0.04	$1.04	$(0.23)

Gross Margin Items:
Antidumping Adjustments [1]	—	576	—	576
HTS Classification Adjustments [2]	—	—	—	(575)
Store Closure Costs [3]	561	—	561	—
Gross Margin Subtotal	561	576	561	1

SG&A Items:
Accrual for Legal Matters and Settlements [4]	1,476	—	1,107	3,376
Legal and Professional Fees [5]	737	301	2,057	2,511
Store Closure Costs [6]	1,331	—	1,331	—
SG&A Subtotal	3,544	301	4,495	5,888

Adjusted Earnings (Loss)	$19,608	$1,922	$35,433	$(846)
Adjusted Earnings (Loss) per Diluted Share (a non-GAAP measure)	$0.67	$0.07	$1.21	$(0.03)

1,2,3,4,5,6    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items. These items have been tax affected at the Company’s federal statutory rate of 26.1%.